BRIGGS
BUNTING &
DOUGHERTY, LLP
--------------------------------------------------------------------------------
Certified Public Accountants and Business Advisors


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                               ON INTERNAL CONTROL


SHAREHOLDERS AND BOARD OF TRUSTEES
QUAKER INVESTMENT TRUST
VALLEY FORGE, PENNSYLVANIA

In planning and performing our audit of the financial statements of Quaker Investment Trust (comprising, respectively, the Quaker Core Equity Fund, the Quaker Aggressive Growth Fund, the Quaker Mid-Cap Value Fund, the Quaker Small-Cap Value Fund, the Quaker Small-Cap Growth Fund, the Quaker Fixed Income Fund, the Quaker High Yield Fund, the Quaker Capital Opportunities Fund, the Quaker Long Bow Science & Technology Fund, and the Geewax Terker Core Value
Fund) for the year ended June 30, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related cost of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of the inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

Our consideration of internal controls would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal controls and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of June 30, 2002.

The report is intended solely for the information and use of management and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


                                                BRIGGS, BUNTING & DOUGHERTY, LLP
PHILADELPHIA, PENNSYLVANIA
AUGUST 9, 2002